Exhibit 1.1

DICK’S Sporting Goods, Inc.

(a Delaware corporation)

6.200% Senior Notes due 2036

6.900% Senior Notes due 2056

UNDERWRITING AGREEMENT

Dated:  September 22, 2026

DICK’S Sporting Goods, Inc.

(a Delaware corporation)

$1,000,000,000

$400,000,000 6.200% Senior Notes due 2036

$600,000,000 6.900% Senior Notes due 2056

UNDERWRITING AGREEMENT

September 22, 2026
BofA Securities, Inc.
PNC Capital Markets LLC
Wells Fargo Securities, LLC

as Representatives of the several Underwriters

c/o BofA Securities, Inc.
One Bryant Park
New York, New York 10036

c/o PNC Capital Markets LLC
The Tower at PNC Plaza
300 Fifth Avenue, 10th Floor
Pittsburgh, Pennsylvania 15222

c/o Wells Fargo Securities, LLC
550 South Tryon Street, 5th Floor
Charlotte, NC 28202

Ladies and Gentlemen:

DICK’S Sporting Goods, Inc., a Delaware corporation (the “Company”), confirms its agreement with BofA Securities, Inc., PNC Capital Markets LLC, Wells Fargo Securities, LLC and each of the other Underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom BofA Securities, Inc., PNC Capital Markets LLC and Wells Fargo Securities, LLC are acting as representatives (in such capacity, the “Representatives”), with respect to (i) the sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A of $400,000,000 aggregate principal amount of the Company’s 6.200% Senior Notes due 2036 (the “2036 Notes”) and $600,000,000 aggregate principal amount of the Company’s 6.900% Senior Notes due 2056 (the “2056 Notes” and, together with the 2036 Notes, the “Notes”).

The Notes are to be issued pursuant to that certain indenture, dated as of January 14, 2022 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (as successor in interest to U.S. Bank National Association) (the “Trustee”). Certain terms of the Notes will be established pursuant to a supplemental indenture, to be dated as of the Closing Time (as defined in Section 2 below), between the Company and the Trustee (the “Supplemental Indenture”) to the Base Indenture (together with the Base Indenture, the “Indenture”). The Notes will be issued in book-entry form in the name of Cede & Co. as nominee of The Depository Trust Company (“DTC”) pursuant to a letter of representations, to be dated on or before the Closing Time (the “DTC Agreement”), between the Company and DTC.

The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement,” as defined under Rule 405 (“Rule 405”) under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-3 (File No. 333-299029) covering the public offering and sale of certain securities of the Company, including the Notes, under the 1933 Act and the rules and regulations promulgated thereunder (the “1933 Act Regulations”), which automatic shelf registration statement became effective under Rule 462(e) of the 1933 Act Regulations (“Rule 462(e)”). Such registration statement, as of any time, means such registration statement as amended by any post-effective amendments thereto at such time, including the exhibits and any schedules thereto at such time, the documents incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the 1933 Act and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B of the 1933 Act Regulations (“Rule 430B”), is referred to herein as the “Registration Statement.” Each preliminary prospectus supplement and the base prospectus used in connection with the offering of the Notes, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act immediately prior to the Applicable Time (as defined below), are collectively referred to herein as a “preliminary prospectus.”  Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus supplement relating to the Notes in accordance with the provisions of Rule 424(b) of the 1933 Act Regulations (“Rule 424(b)”).  The final prospectus supplement and the base prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act immediately prior to the Applicable Time, are collectively referred to herein as the “Prospectus.”  For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus or the Prospectus or any amendment or supplement thereto shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (or any successor system) (“EDGAR”).

As used in this Agreement:

“Applicable Time” means 4:05 P.M., New York City time, on September 22, 2026 or such other time as agreed by the Company and the Representatives.

“General Disclosure Package” means each Issuer General Use Free Writing Prospectus and the most recent preliminary prospectus (including any documents incorporated therein by reference) that is distributed to prospective investors prior to the Applicable Time, all considered together.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), including, without limitation, any “free writing prospectus” (as defined in Rule 405) relating to the Notes that is (i) required to be filed with the Commission by the Company, (ii) a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission, or (iii) exempt from filing with the Commission pursuant to Rule 433(d)(5)(i) because it contains a description of the Notes or of the offering thereof that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to investors, as evidenced by its being specified in Schedule B hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

“Foot Locker” means Foot Locker, Inc., a New York corporation.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include all such financial statements and schedules and other information incorporated or deemed to be incorporated by reference in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be, prior to the Applicable Time; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations promulgated thereunder (the “1934 Act Regulations”) incorporated or deemed to be incorporated by reference in the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be, at or after the Applicable Time.

This Agreement, the Indenture and the Notes are referred to herein, collectively, as the “Operative Documents.”

SECTION 1.        Representations and Warranties.

(a)         Representations and Warranties by the Company.  The Company represents and warrants to each Underwriter as of the date hereof, the Applicable Time and the Closing Time and agrees with each Underwriter, as follows:

(i)         General Disclosure Package.  The Company hereby confirms that it has authorized the use of the General Disclosure Package, including the preliminary prospectus supplement and the Final Term Sheet (as defined below), and will authorize the use of the Prospectus in connection with the offer and sale of the Notes by the Underwriters.

(ii)       Compliance of the Registration Statement, the Prospectus and Incorporated Documents.  The Company meets the requirements for use of Form S-3 under the 1933 Act.  The Registration Statement is an automatic shelf registration statement under Rule 405 and the Notes have been and remain eligible for registration by the Company on such automatic shelf registration statement.  Each of the Registration Statement and any post-effective amendment thereto has become effective under the 1933 Act.  No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) of the 1933 Act Regulations (“Rule 401(g)(2)”) has been received by the Company, no order preventing or suspending the use of any preliminary prospectus or the Prospectus or any amendment or supplement thereto has been issued and to the Company’s knowledge no proceedings for any of those purposes have been instituted, are pending or are contemplated.  The Company has complied with each request (if any) from the Commission for additional information relating to the Registration Statement.  In addition, the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (the “Trust Indenture Act”).

Each of the Registration Statement and any post-effective amendment thereto, at the time of its effectiveness, each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2), the Applicable Time and the Closing Time complied and will comply in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations and the Trust Indenture Act.  Each preliminary prospectus and the Prospectus and any amendment or supplement thereto, at the time each was filed with the Commission, and, in each case, the Applicable Time and the Closing Time complied and will comply in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations and the Trust Indenture Act, and each preliminary prospectus and the Prospectus are identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, when they became effective or at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations.

(iii)        Accurate Disclosure.  Neither the Registration Statement nor any amendment thereto, at its effective time, on the date hereof or at the Closing Time, contained, contains or will contain an untrue statement of a material fact or omitted, omits or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  At the Applicable Time, neither (A) the General Disclosure Package nor (B) any individual Issuer Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Neither the Prospectus nor any amendment or supplement thereto, as of its date, at the time of any filing with the Commission pursuant to Rule 424(b) or at the Closing Time, included or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, at the time the Registration Statement became effective or when such incorporated documents were filed with the Commission, as the case may be, when read together with the other information in the Registration Statement, the General Disclosure Package or the Prospectus, as the case may be, did not, does not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representations and warranties in this subsection shall not apply to that part of the Registration Statement that constitutes the Statement of Eligibility (Form T-1) under the Trust Indenture Act or statements in or omissions from the Registration Statement or any amendment thereto or the General Disclosure Package or the Prospectus or any amendment or supplement thereto made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein. For purposes of this Agreement, the only information so furnished shall be the information in the second paragraph under the heading “Commissions and Discounts,” and the information in the first paragraph under the heading “Short Positions” in the preliminary prospectus contained in the General Disclosure Package and the Prospectus (collectively, the “Underwriter Information”).

(iv)       Issuer Free Writing Prospectuses.  No Issuer Free Writing Prospectus conflicts or will conflict with the information contained in the Registration Statement, any preliminary prospectus or the Prospectus, including any document incorporated by reference therein, that has not been superseded or modified.  If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, the General Disclosure Package or the Prospectus, the Company has promptly notified or will promptly notify the Representatives and has promptly amended or supplemented or will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict.  The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the Underwriter Information.

Any offer that is a written communication relating to the Notes made prior to the initial filing of the Registration Statement by the Company or any person acting on its behalf (within the meaning, for this paragraph only, of paragraph (c) of Rule 163 of the 1933 Act Regulations (“Rule 163(c)”)) has been filed with the Commission in accordance with the exemption provided by Rule 163(c) and otherwise complied with the requirements of Rule 163, including, without limitation, the legending requirement, to qualify such offer for the exemption from Section 5(c) of the 1933 Act provided by Rule 163(c).

(v)         Distribution of Offering Material By the Company.  The Company has not distributed and will not distribute, prior to the later of the Closing Time and the completion of the Underwriters’ distribution of the Notes, any offering material in connection with the offering and sale of the Notes other than the Registration Statement, the General Disclosure Package, the Prospectus, any Issuer Free Writing Prospectus reviewed and consented to by the Representatives and listed on Schedule B hereto or any electronic road show or other written communications reviewed and consented to by the Representatives and listed on Schedule C hereto (each a, “Company Additional Written Communication”).  Each such Company Additional Written Communication, when taken together with the Disclosure Package, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from the Company Additional Written Communication based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the Underwriter Information.

(vi)       Well-Known Seasoned Issuer.  (A) At the original effectiveness of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Notes in reliance on the exemption of Rule 163, (D) at the date of this Agreement and (E) at the Applicable Time, the Company was and is a “well-known seasoned issuer,” as defined in Rule 405.

(vii)       Company Not Ineligible Issuer.  (A) At the time of filing the Registration Statement and any post-effective amendment thereto, (B) at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Notes, (C) at the date of this Agreement and (D) at the Applicable Time, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an ineligible issuer.

(viii)     Independent Accountants.  The accountants who certified the financial statements and supporting schedules incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus are independent public accountants as required by the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations and the Public Company Accounting Oversight Board.

(ix)      Financial Statements.  The financial statements of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related schedules and notes, if any, included or incorporated by reference, present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved.  The supporting schedules, if any, present fairly in all material respects in accordance with GAAP the information required to be stated therein.  The selected financial data and the summary financial information included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus. The pro forma financial statements, including the notes thereto, included, or incorporated by reference, in the Registration Statement, the General Disclosure Package and the Prospectus have been prepared and present fairly in all material respects in accordance with the rules and regulations of the Commission, and have been properly compiled on the bases described therein; the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. All disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus, included or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the 1934 Act and Item 10 of Regulation S-K of the 1933 Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(x)        No Material Adverse Change in Business.  Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, and except as otherwise disclosed therein, (A) there has been no material adverse change, or any development that would be reasonably expected to result in a material adverse change, in the financial condition, results of operations or business of the Company and its subsidiaries taken as a whole, whether or not arising in the ordinary course of business (a “Material Adverse Effect”) and (B) except as would not have a Material Adverse Effect, there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, and (C) except as would not have a Material Adverse Effect and except for regular quarterly dividends on the Company’s common stock, par value $0.01 per share, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(xi)        Good Standing of the Company.  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into and perform its obligations under the Operative Documents. The Company is duly qualified as a foreign corporation to transact business and is in good standing (where such concept exists) in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

(xii)       Good Standing of Subsidiaries.  Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) (each, a “Subsidiary” and, collectively, the “Subsidiaries”) (A) that is a corporation has been duly organized and is validly existing as a corporation in good standing (where such concept exists) under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus, and is duly qualified as a foreign corporation to transact business and is in good standing (where such concept exists) in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, and (B) that is a limited liability company has been duly formed and is validly existing as a limited liability company in good standing (where such concept exists) under the laws of the jurisdiction of its formation, has limited liability company power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus, and is duly qualified as a foreign limited liability company to transact business and is in good standing (where such concept exists) in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except in each case under clause (A) or (B) where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect; except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, all of the issued and outstanding capital stock of each such Subsidiary has been duly authorized and validly issued, is fully paid and non‑assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary. The only subsidiaries of the Company are subsidiaries listed in Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended January 31, 2026 and those other subsidiaries that do not, collectively, constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X.

(xiii)     Capitalization.  The authorized, issued and outstanding shares of capital stock of the Company are as set forth in the Registration Statement, the General Disclosure Package and the Prospectus in the column entitled “Actual” under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements or compensation or employee benefit plans referred to in the Registration Statement, the General Disclosure Package and the Prospectus or pursuant to the exercise of convertible securities or options referred to in the Registration Statement, the General Disclosure Package and the Prospectus).

(xiv)       Authorization of Agreement.  This Agreement has been duly authorized, executed and delivered by the Company.

(xv)       Authorization of the Indenture.  The Base Indenture has been duly authorized, executed and delivered by the Company. The Supplemental Indenture has been duly authorized by the Company and, when the Supplemental Indenture has been duly executed and delivered by the Company and the Trustee, the Indenture will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).

(xvi)     Authorization of the Notes.  The Notes have been duly authorized and, at the Closing Time, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by the Enforceability Exceptions, and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(xvii)     Description of the Notes and the Indenture.  The Notes and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(xviii)    Absence of Violations, Defaults and Conflicts.  Neither the Company nor any of its Subsidiaries is in violation of its charter, by-laws or similar organizational documents, and neither the Company nor any of its subsidiaries is (A) except for such defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary is subject (collectively, “Agreements and Instruments”), or (B) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for such violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The execution, delivery and performance of the Operative Documents and the transactions contemplated hereby or thereby and in the Registration Statement, the General Disclosure Package and the Prospectus (including the offering, issuance and sale of the Notes pursuant to this Agreement and the Indenture and compliance by the Company with its obligations hereunder, under the Indenture and the Notes) do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not reasonably be expected to result in a Material Adverse Effect), nor will such action result in (Y) any violation of the provisions of the charter or by-laws of the Company or any Subsidiary or (Z) except for such violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, a violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity.  As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any subsidiary of the Company.

(xix)      Absence of Labor Dispute.  Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, no labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in the case of any of the foregoing, would reasonably be expected to result in a Material Adverse Effect.

(xx)      Absence of Proceedings.  Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there is no claim, action, suit, proceeding or investigation before or brought by any Governmental Entity, now pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or, to the knowledge of the Company, otherwise involving the Company or any Subsidiary that is required to be disclosed in the Registration Statement, the General Disclosure Package or the Prospectus (other than as disclosed therein), or which would be reasonably likely to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder.

(xxi)     Contracts; Filings of Exhibits. There are no contracts, instruments or other documents which are required to be described in the Registration Statement, any preliminary prospectus or the Prospectus or to be filed as exhibits to the Registration Statement, which have not been so described and filed as required.

(xxii)     Possession of Intellectual Property. Except as set forth in the Registration Statement, the General Disclosure Package and the Prospectus or as would not reasonably be expected to have a Material Adverse Effect (A) the Company and its subsidiaries own or license or have rights to use all Intellectual Property (as defined below) necessary for the conduct of the Company’s business as now conducted; (B)(i) to the knowledge of the Company, there is no infringement, misappropriation or violation by other parties of any Intellectual Property described in the preceding sentence; (ii) there is no pending, or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others to which the Company or any of its Subsidiaries is a party, or to the knowledge of the Company, otherwise challenging the Company’s or its Subsidiaries’ rights in or to any such Intellectual Property; and (iii) there is no pending or to the knowledge of the Company, threatened action, suit, proceeding or claim by others that the Company infringes, misappropriates or otherwise violates any intellectual property or other proprietary rights of others and the Company has not received any written notice of such claim. “Intellectual Property” shall mean all patents, patent rights, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures owned, licensed or used by the Company.

(xxiii)   Absence of Further Requirements.  No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Notes hereunder, the consummation of the transactions contemplated by this Agreement, or for the due execution, delivery or performance of this Agreement or the Indenture by the Company, in each case on the terms contemplated by the Registration Statement, the General Disclosure Package and the Prospectus except such as (i) have been already obtained or made or (ii) may be required under the 1933 Act or the 1933 Act Regulations, the 1934 Act or 1934 regulations, the rules of The New York Stock Exchange, state securities laws or Financial Industry Regulatory Authority, Inc. (“FINRA”), or the failure of which to obtain would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the consummation of the transactions contemplated in this Agreement.

(xxiv)    Possession of Licenses and Permits.  The Company and its Subsidiaries possess such permits, licenses, approvals and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies (collectively, “Governmental Licenses”) necessary to conduct the business now operated by them, except where the failure so to possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; the Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has knowledge of any proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

(xxv)     Title to Property.  The Company and its subsidiaries have good and marketable title to all real property and personal property (other than Intellectual Property) owned by them, in each case, which is material to the business of the Company, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (A) are described in the Registration Statement, the General Disclosure Package and the Prospectus or (B) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All of the leases and subleases material to the business of the Company and its subsidiaries, taken as a whole, and under which the Company or any of its subsidiaries holds properties described in the Registration Statement, the General Disclosure Package and the Prospectus, are in full force and effect, and neither the Company nor any subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease, other than any such notices or claims that (x) are being contested in good faith by the Company or one of its subsidiaries or (y) that would not reasonably be expected to have a Material Adverse Effect.

(xxvi)          Environmental Laws.  Except as described in the Registration Statement, the General Disclosure Package and the Prospectus and except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, and (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its Subsidiaries.

(xxvii)   No Broker’s Fees. The Company is not a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or the Underwriters for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Notes.

(xxviii) No Registration Rights. No person has the right to require the Company or any of its subsidiaries to register any securities for sale under the 1933 Act by reason of the Registration Statement, the execution and delivery this Agreement or the Indenture and the performance of obligations hereunder and thereunder, except for rights which were waived prior to such filing, or the issuance and sale of the Notes.

(xxix)    Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the 1933 Act and Section 21E of the 1934 Act) contained in the Registration Statement, the General Disclosure Package or the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(xxx)    ERISA. (A) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any member of any group that includes the Company (as determined under Section 414(b), (c), (m), or (o) of the Internal Revenue Code of 1986, as amended (the “Code”)) (a “Company Affiliate”) for their employees or former employees has been maintained in compliance in all material respects with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (B) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan, excluding transactions effected pursuant to a statutory or administrative exemption that could reasonably be expected to result in a material liability to the Company or its subsidiaries; and (C) for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, there has not occurred any “accumulated funding deficiency” within the meaning of Section 412 of the Code or Section 302 of ERISA, respectively, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined as of the plan’s most recent actuarial report using the actuarial assumptions set forth therein, and such actuarial assumptions are reasonable in the aggregate. Neither the Company nor any Company Affiliate has incurred in the six years prior to the date hereof or is reasonably expected to incur any liability to any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA. Other than with respect to furloughed employees, neither the Company nor any Company Affiliate has incurred or is reasonably expected to incur an obligation to provide post-employment healthcare or death benefits under any “welfare plan” within the meaning of Section 3(1) of ERISA to retired or terminated employees (other than as required by Section 4980B of the Code or Title I, Subtitle B, Part 6 of ERISA or any similar state or local law).

(xxxi)   Accounting Controls and Disclosure Controls.  The Company maintains systems of “internal control over financial reporting” (as defined under Rule 13a‑15(f) and 15d-15 under the 1934 Act Regulations) that have been designed to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly present the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a‑15(e) and Rule 15d‑15 under the 1934 Act Regulations) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.

(xxxii)  Compliance with the Sarbanes-Oxley Act.  There is and has been no failure on the part of the Company or, to the knowledge of the Company, on the part of any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including without limitation Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxxiii)  Payment of Taxes.  The Company and its subsidiaries have paid all United States federal, state, local and foreign taxes (including remittance of any withholding taxes and including any interest, additions to tax or penalties applicable to any taxes, if any) and filed all tax returns required by law to be paid or filed through the date hereof or have requested extensions thereof, except for taxes being contested in good faith by appropriate procedures and as to which adequate reserves have been established by the Company or its subsidiaries in accordance with GAAP or where the failure to file such tax return or pay such tax would not, individually or in the aggregate, result in a Material Adverse Effect.  No deficiencies for taxes of the Company or its subsidiaries have been assessed by a tax authority, and no deficiencies for taxes of the Company or its subsidiaries have, to the Company’s knowledge, been proposed by a tax authority, except for such deficiencies as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(xxxiv)  Insurance. The Company and its Subsidiaries carry, or are covered by, insurance issued by insurers of nationally recognized financial responsibility in such amounts and covering such risks as, in the Company’s judgment, is reasonably adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries; and neither the Company nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business. All such insurance is outstanding and duly in force in all material respects on the date hereof.

(xxxv)   Related Party Transactions. No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its Subsidiaries, on the other, that is required to be disclosed pursuant to Item 404 of Regulation S-K and that is not described or incorporated by reference in the Prospectus.

(xxxvi) Investment Company Act. The Company is not required, and upon the issuance and sale of the Notes as herein contemplated and the application of the net proceeds therefrom as described in the Registration Statement, the General Disclosure Package and the Prospectus will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended.

(xxxvii) Absence of Manipulation.  Neither the Company nor, to the knowledge of the Company, any affiliate (as such term is defined in Rule 501(b) of the 1933 Act Regulations (each, an “Affiliate”)) of the Company has taken, nor will the Company or, to the knowledge of the Company, any Affiliate take, directly or indirectly, any action which is designed to or which would reasonably be expected to cause or result in the stabilization or manipulation of the price of any Notes.

(xxxviii) Foreign Corrupt Practices Act.  None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by the Company or any of its subsidiaries of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or other applicable anti-bribery and anti-corruption laws; and the Company, its subsidiaries, and, to the knowledge of the Company, its controlled Affiliates have conducted their businesses in compliance with the FCPA and other applicable anti-bribery and anti-corruption laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. The Company will not directly or indirectly use the proceeds of the sale of the Notes in violation of the FCPA or other applicable anti-bribery or anti-corruption laws.

(xxxix)  Money Laundering Laws.  To the knowledge of the Company, the operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements relating to money laundering applicable to the Company and any Subsidiary of the Company, and any related or similar statutes, rules, regulations or guidelines, issued administered or enforced by any Governmental Entity in any applicable jurisdiction, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xl)        Sanctions.  None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any director or officer, agent, employee, Affiliate or representative of the Company or any Subsidiary acting on behalf of the Company or any of its Subsidiaries (i) is an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”); (ii) is located, organized in, operating from or resident in a country or territory that is the target of Sanctions; nor (iii) has, directly or, to the knowledge of the Company, indirectly, engaged in transactions or dealings in violation of Sanctions. The Company will not directly or indirectly use the proceeds of the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, (i) to fund, finance or facilitate any activities, business or transaction with any Person, or in any country or territory, that, at the time of such funding, financing or facilitating is the target of Sanctions or (ii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(xli)       Statistical and Market-Related Data.  Any statistical and market-related data included in the Registration Statement, the General Disclosure Package or the Prospectus are based on or derived from sources that the Company believes, after reasonable inquiry, to be reliable and accurate or represent the Company’s good faith estimates that are made on the basis of data derived from such sources and, to the extent required, the Company has obtained the written consent to the use of such data from such sources. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Registration Statement, the General Disclosure Package or the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(xlii)    Cybersecurity. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package or the Prospectus, (A) there has been no material security breach or incident, unauthorized access or disclosure, or other compromise of or relating to the Company or its subsidiaries information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company and its subsidiaries, and any such data processed or stored by third parties on behalf of the Company and its subsidiaries), equipment or technology (collectively, “IT Systems and Data”); (B) neither the Company nor its subsidiaries have been notified of, and each of them have no knowledge of any event or condition that could result in, any material security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data and (C) the Company and its subsidiaries have implemented commercially reasonable controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards.  The Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations, in each case, relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.

(b)       Officer’s Certificates.  Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby.

SECTION 2.        Sale and Delivery to Underwriters; Closing.

(a)          The Notes.  On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at a purchase price of 99.203% of the principal amount of the 2036 Notes and at a purchase price of 99.087% of the principal amount of the 2056 Notes, plus accrued interest, if any, from September 25, 2026 to the Closing Time (as defined below) hereunder, the principal amount of Notes set forth opposite the name of such Underwriter in Schedule A.

(b)        The Closing Time.  Delivery of certificates for the Notes in global form to be purchased by the Underwriters and payment therefor shall be arranged electronically, or at such place as shall be agreed upon by the Representatives and the Company, at 9:00 A.M. (New York City time) on September 25, 2026 (unless postponed in accordance with the provisions of Section 10) or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Time”).

(c)          Public Offering of the Notes.  The Representatives hereby advises the Company that the Underwriters intend to offer for sale to the public, as described in the Registration Statement, the General Disclosure Package and the Prospectus, their respective portions of the Notes as soon after the Applicable Time as the Representatives, in their sole judgment, have determined is advisable and practicable.

(d)        Payment for the Notes.  Payment for the Notes shall be made to the Company at the Closing Time by wire transfer of immediately available funds to one or more bank accounts designated by the Company.

It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Notes which it has agreed to purchase.  The Representatives may (but shall not be obligated to) make payment of the purchase price for the Notes to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.

(e)         Delivery of the Notes.  The Company shall deliver, or cause to be delivered, to the Representatives for the accounts of the several Underwriters certificates for the Notes at the Closing Time, against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor.  The certificates for the Notes shall be in such denominations and registered in such names and denominations as the Representatives shall have requested in accordance with the requirements of DTC at least one full business day prior to the Closing Time.

SECTION 3.        Covenants of the Company.  The Company covenants with each Underwriter as follows:

(a)         Compliance with Commission Requests.  The Company, subject to Section 3(b) hereof, will comply with the requirements of Rule 430B, and will notify the Representatives immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement or any new registration statement relating to the Notes shall become effective or any amendment or supplement to the General Disclosure Package or the Prospectus shall have been used or filed, as the case may be, including any document incorporated by reference therein, in each case only as permitted by this Section 3, (ii) of the receipt of any comments from the Commission related to the Registration Statement or any document incorporated by reference, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the General Disclosure Package or the Prospectus, including any document incorporated by reference therein, or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto or any notice of objection to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) or of the issuance of any order preventing or suspending the use of any preliminary prospectus or the Prospectus or any amendment or supplement thereto, or of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(d) or 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Notes.  The Company will effect all filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus.  The Company will make every reasonable effort to prevent the issuance of any stop, prevention or suspension order and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment.  The Company shall pay the required Commission filing fees relating to the Notes within the time required by Rule 456(b)(1)(i) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations (including, if applicable, by updating the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b)).

(b)         Continued Compliance with Securities Laws.  The Company, during the period when a prospectus relating to the Notes is (or, but for the exception afforded by Rule 172, would be) required by the 1933 Act or the 1933 Act Regulations to be delivered in connection with sales of the Notes, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by, and each such document will meet the requirements of, the 1934 Act and 1934 Act Regulations. If at any time when a prospectus relating to the Notes is (or, but for the exception afforded by Rule 172 of the 1933 Act Regulations (“Rule 172”), would be) required by the 1933 Act to be delivered in connection with sales of the Notes any event shall occur or condition shall exist as a result of which it is necessary to (i) amend the Registration Statement in order that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) amend or supplement the General Disclosure Package or the Prospectus in order that the General Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser or (iii) amend the Registration Statement or amend or supplement the General Disclosure Package or the Prospectus, as the case may be, including, without limitation, any document incorporated therein by reference, in order to comply with the requirements of the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations, the Company will promptly (A) give the Representatives written notice of such event or condition, (B) prepare any amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement, the General Disclosure Package or the Prospectus comply with such requirements and, a reasonable amount of time prior to any proposed filing or use, furnish the Representatives with copies of any such amendment or supplement and (C) file with the Commission any such amendment or supplement and use its best efforts to have any amendment to the Registration Statement declared effective by the Commission as soon as possible if the Company is no longer eligible to file an automatic shelf registration statement, provided that the Company shall not file or use any such amendment or supplement to which the Representatives or counsel for the Underwriters shall reasonably object, except as necessary to comply with law.

(c)          Filing or Use of Amendments or Supplements.  The Company will give the Representatives written notice of its intention to file or use any amendment to the Registration Statement or any amendment or supplement to the General Disclosure Package or the Prospectus, whether pursuant to the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations or otherwise, from the Applicable Time to the later of (i) the time when a prospectus relating to the Notes is no longer required by the 1933 Act (without giving effect to Rule 172) to be delivered in connection with sales of the Notes and (ii) the Closing Time, other than with respect to filings made in the ordinary course of business under the 1934 Act or the 1934 Act Regulations after the Closing Time, and will furnish the Representatives with copies of any such amendment or supplement a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such amendment or supplement to which the Representatives or counsel for the Underwriters shall reasonably object, except as necessary to comply with law.

(d)          Delivery of Prospectuses.  The Company has delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies by the Underwriters for purposes permitted by the 1933 Act relating to offerings of Notes.  The Company will furnish to each Underwriter, without charge, during the period when a prospectus relating to the Notes is (or, but for the exception afforded by Rule 172, would be) required by the 1933 Act to be delivered in connection with sales of the Notes, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request.  The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S‑T.

(e)          Reporting Requirements.  The Company, during the period when a prospectus relating to the Notes is (or, but for the exception afforded by Rule 172, would be) required by the 1933 Act to be delivered in connection with sales of the Notes, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by, and each such document will meet the requirements of, the 1934 Act and 1934 Act Regulations.

(f)          Final Term Sheet.  The Company will prepare a final term sheet (a “Final Term Sheet”) containing only a description of the final terms of the Notes and their offering, in a form approved by the Underwriters and attached as Schedule B hereto, and acknowledges that the Final Term Sheet is an Issuer Free Writing Prospectus and will comply with its related obligations set forth in Section 3(m) hereof.  The Company will furnish to each Underwriter, without charge, copies of the Final Term Sheet promptly upon its completion.

(g)          Issuer Free Writing Prospectuses.  The Company agrees that, unless it obtains the prior written consent of the Representatives, it will not make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus,” or a portion thereof, required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the Representatives will be deemed to have consented to the Issuer General Use Free Writing Prospectuses listed on Schedule C hereto and any “road show that is a written communication” within the meaning of Rule 433(d)(8)(i) that has been reviewed by the Representatives.  The Company represents that it has treated or agrees that it will treat each such free writing prospectus consented to, or deemed consented to, by the Representatives as an Issuer Free Writing Prospectus and that it has complied and will comply with the applicable requirements of Rule 433 with respect thereto, including timely filing with the Commission where required, legending and record keeping.  If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, any preliminary prospectus or the Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at that subsequent time, not misleading, the Company will promptly notify the Representatives in writing and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(h)          Blue Sky Qualifications.  The Company will use its reasonable best efforts, in cooperation with the Underwriters, to qualify the Notes for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may reasonably request and to maintain such qualifications in effect so long as required to complete the distribution of the Notes; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Company will advise the Representatives promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Notes for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(i)         Earnings Statements.  The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(j)          Use of Proceeds.  The Company will use the net proceeds received by it from the sale of the Notes in the manner specified in the Registration Statement, the General Disclosure Package and the Prospectus under “Use of Proceeds.”

(k)         Eligibility of Automatic Shelf Registration Statement Form.  If at any time when Notes remain unsold by the Underwriters the Company receives a notice from the Commission pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Representatives in writing, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to such Notes, in a form and substance reasonably satisfactory to the Underwriters, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable and (iv) promptly notify the Representatives in writing of such effectiveness.  The Company will take all other reasonable action necessary or appropriate to permit the public offering and sale of the Notes to continue as contemplated in the Registration Statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible.  References herein to the “Registration Statement” shall include such new registration statement or post-effective amendment, as the case may be.

(l)          No Manipulation of Price.  The Company will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, under the 1934 Act or otherwise, the stabilization or manipulation of the price of the Notes.

(m)        DTC.  The Company will cooperate with the Underwriters and use its reasonable best efforts to permit the Notes to be eligible for clearance, settlement and trading through the facilities of DTC.

(n)          Restriction on Sale of Notes.  During the period commencing on the date hereof and ending at the Closing Time, the Company will not, without the prior written consent of the Representatives (which consent may be withheld at the Representatives’ discretion), (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise transfer or dispose of, the Notes or any securities that are substantially similar to the Notes, whether owned as of the date hereof or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement or prospectus under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Notes or such other securities, whether any such transaction, swap or other agreement described in clause (i) or (ii) above is to be settled by delivery of any Notes or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to the Notes to be sold hereunder.

SECTION 4.        Payment of Expenses.

Expenses.  The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including without limitation (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of copies of each preliminary prospectus, each Issuer Free Writing Prospectus and the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (iii) the preparation, issuance and delivery of the Notes to the Underwriters, including any transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Notes to the Underwriters, (iv) all costs and expenses incurred in connection with the preparation and execution of the Operative Documents and the DTC Agreement, (v) the fees and disbursements of the Company’s counsel, accountants and other advisors, (vi) the qualification of the Notes under securities laws in accordance with the provisions of Section 3(j) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto of copies of and any amendments or supplements thereto (which fees and disbursements of counsel shall not exceed $10,000), (vii) the printing and delivery to the Underwriters copies of the Registration Statement, the General Disclosure Package and the Prospectus and any amendments or supplements thereto (including without limitation any costs associated with electronic delivery of these materials), (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Notes, (ix) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review by FINRA, if required, of the terms of the sale of the Notes (which fees and disbursements of counsel shall not exceed $10,000), (x) any fees payable in connection with the rating of the Notes by the rating agencies, (xii) the fees and expenses of the Trustee, including the reasonable fees and disbursements of counsel for the Trustee in connection with the Indenture and the Notes and (x) the fees and expenses of making the Notes eligible for clearance, settlement and trading through the facilities of DTC.

(a)          Termination of Agreement.  If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5, Section 9(a) or Section 10 hereof, the Company shall reimburse the Underwriters for all of their out‑of‑pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 5.     Conditions of Underwriters’ Obligations.  The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company contained herein or in certificates of any officer of the Company, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)          Effectiveness of Registration Statement, etc.  The Registration Statement was filed by the Company with the Commission not earlier than three years prior to the date hereof and became effective upon filing in accordance with Rule 462(e).  Each preliminary prospectus, each Issuer Free Writing Prospectus and the Prospectus have been filed as required by Rule 424(b) (without reliance on Rule 424(b)(8)) and Rule 433, as applicable, within the time period prescribed by, and in compliance with, the 1933 Act Regulations.  No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no notice of objection to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) has been received by the Company, and, to the Company’s knowledge, no order preventing or suspending the use of any preliminary prospectus or the Prospectus or any amendment or supplement thereto has been issued and no proceedings for any of those purposes have been instituted or are pending or contemplated.  The Company has complied with each request (if any) from the Commission for additional information.  The Company shall have paid the required Commission filing fees relating to the Notes within the time period required by Rule 456(b)(1)(i) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(b)          Opinion of Counsel for Company.  At the Closing Time, the Representatives shall have received the opinion letter and negative assurance letter, dated the Closing Time, of Wachtell, Lipton, Rosen & Katz, counsel for the Company, substantially in the form agreed to between counsel for the Company and Davis Polk & Wardwell LLP, counsel for the Underwriters, on or prior to the date hereof.

(c)        Opinion of Counsel for Underwriters.  At the Closing Time, the Representatives shall have received the opinion, dated the Closing Time, of Davis Polk & Wardwell LLP, counsel for the Underwriters, in form and substance satisfactory to the Representatives.  In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal securities laws of the United States, upon the opinions of counsel satisfactory to the Representatives.  Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers and other representatives of the Company and its subsidiaries and certificates of public officials.

(d)          Officer’s Certificate.  At the Closing Time, there shall not have occurred, since the date hereof or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, any fact or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect and the Representatives shall have received a certificate of the chief financial or chief accounting officer of the Company, dated as of the Closing Time, to the effect that (i) there has been no such Material Adverse Effect, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time (except for those representations and warranties made as of a specific date which shall remain true and correct as of such date) and (iii) the Company has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

(e)          Accountant’s Comfort Letter.  At the time of the execution of this Agreement, the Representatives shall have received from each of Deloitte & Touche LLP (as auditors to the Company) and KPMG LLP (as auditors to Foot Locker prior to its acquisition by the Company) a letter, dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Prospectus.

(f)          Bring-down Comfort Letter.  At the Closing Time, the Representatives shall have received from each of Deloitte & Touche LLP (as auditors to the Company) and KPMG LLP (as auditors to Foot Locker prior to its acquisition by the Company) a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(g)          DTC.  At the Closing Time, the Notes shall be eligible for clearance and settlement through DTC.

(h)       Ratings Letters.  At the time of execution of this Agreement, the Company shall have delivered to the Representatives letters and/or press releases from Moody’s Investor Services, Inc. and S&P Global Ratings assigning a rating to the Notes of Baa2 (Stable) and BBB (Stable), respectively.

(i)        Clearance, Settlement and Trading.  Prior to the Closing Time, the Company and DTC shall have executed and delivered the Letter of Representations, dated the Closing Time, and the Notes shall be eligible for clearance, settlement and trading through the facilities of DTC.

(j)           Indenture. The Indenture shall have been executed and delivered in a form reasonably satisfactory to the Representatives and the Underwriters shall have received an executed copy of the Indenture and an executed copy of the certificate(s) representing the Notes to be delivered at the Closing Time.

(k)          Additional Information.  At or prior to the Closing Time, the Representatives and counsel for the Underwriters shall have been furnished with such further certificates and documents the Representatives may reasonably request for the purpose of enabling them to pass upon the issuance and sale of the Notes as contemplated herein and related proceedings, or in to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained, or otherwise in connection with the offering contemplated hereby; and all opinions and certificates mentioned above or elsewhere in this Agreement shall be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters, it being understood that any opinion attached as a form to this Agreement shall be acceptable to the Representatives and counsel for the Underwriters if delivered substantially in such form.

(l)          Termination of Agreement.  If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7, 8, 15, 16 and 17 shall survive any such termination and remain in full force and effect.

SECTION 6.        Indemnification.

(a)        Indemnification of Underwriters.  The Company agrees to indemnify and hold harmless each Underwriter, its Affiliates, its directors, its officers, its selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)         against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included (A) in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) or (B) in any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Notes (“Marketing Materials”), including any roadshow or investor presentations made to investors by the Company (whether in person or electronically), or the omission or alleged omission in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) or in any Marketing Materials of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)        against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company;

(iii)       against any and all expense whatsoever, as incurred (including the reasonable, documented fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or in the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

 (b)       Indemnification of Company, Directors and Officers.  Each Underwriter severally agrees to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section 6, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or in the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(c)         Actions against Parties; Notification.  Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.  In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Representatives, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company.  An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the prior written consent of the indemnified party) also be counsel to the indemnified party.  In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)         Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 7.       Contribution.  If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the offering of the Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as (x) the net proceeds from the offering of the Notes pursuant to this Agreement (before deducting expenses) received by the Company from the sale of Notes and (y) the total underwriting discount received by the Underwriters in connection with the Notes purchased by them and sold to purchasers by them, in each case as set forth on the cover of the Prospectus, bear to the sum of (x) and (y).

The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to above in this Section 7.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the underwriting discount received by such Underwriter in connection with the Notes underwritten by it and distributed to the public.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.  The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the aggregate principal amount of Notes set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 8.      Representations, Warranties and Agreements to Survive.  All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors or any person controlling the Company and (ii) delivery of and payment for the Notes.

SECTION 9.        Termination of Agreement.

(a)         Termination.  The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any material adverse change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the completion of the offering of the Notes or to enforce contracts for the sale of the Notes, (ii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange, (iii) if trading generally on the New York Stock Exchange or in the Nasdaq Global Select Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required by any of said exchanges or by such system or by order of the Commission, FINRA or any other governmental agency or body, or (iv) if a banking moratorium has been declared by either federal or New York authorities. Notice of any termination of this Agreement shall be promptly given to the Company by telecopy or telephone and shall be subsequently confirmed by letter.

(b)         Liabilities.  If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7, 8, 15, 16 and 17 shall survive such termination and remain in full force and effect.

SECTION 10.    Default by One or More of the Underwriters.  If one or more of the Underwriters shall fail at the Closing Time to purchase the Notes which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non‑defaulting Underwriters, or any other underwriters satisfactory to the Company, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24‑hour period, then:

(i)          if the aggregate principal amount of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Notes to be purchased on such date, each of the non‑defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non‑defaulting Underwriters, or

(ii)         if the aggregate principal amount of Defaulted Securities exceeds 10% of the aggregate principal amount of the Notes to be purchased on such date, this Agreement shall terminate without liability on the part of any non‑defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement either the (i) Representatives or (ii) the Company shall have the right to postpone the Closing Time, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Registration Statement, the General Disclosure Package or the Prospectus or in any other documents or arrangements.  As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11.     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.  Notices to the Underwriters shall be directed to BofA Securities, Inc. at 114 West 47th Street, NY8-114-07-01, New York, New York 10036, Attention: High Grade Debt Capital Markets Transaction Management/Legal, Facsimile: (212) 901-7881; to PNC Capital Markets LLC at The Tower at PNC Plaza, 300 Fifth Avenue, 10th Floor, Pittsburgh, Pennsylvania 15222, Attention: Debt Capital Markets, Fixed Income Transaction Execution, Email:  capitalmarketsnotices@pnc.com; or to Wells Fargo Securities, LLC at 550 South Tyron Street, 5th Floor, Charlotte, NC 28202, Attention: Transaction Management, Email: tmgcapitalmarkets@wellsfargo.com.

SECTION 12.     No Advisory or Fiduciary Relationship.  The Company acknowledges and agrees that (a) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the public offering price of the Notes and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the offering of the Notes and the process leading thereto, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company or any of its subsidiaries or their respective stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering of the Notes or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company or any of its subsidiaries on other matters) or any other obligation to the Company with respect to the offering of the Notes except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and (e) the Underwriters have not provided any legal, accounting, financial, regulatory, investment or tax advice with respect to the offering of the Notes and the Company has consulted its own respective legal, accounting, financial, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 13.      Recognition of the U.S. Special Resolution Regimes.

(a)         In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)         In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 13, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

SECTION 14.      Patriot Act Notice. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

SECTION 15.     Parties.  This Agreement shall each inure to the benefit of and be binding upon the Underwriters and the Company and their respective successors.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters and the Company and their respective successors and the controlling persons, Affiliates, selling agents, officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters and the Company and their respective successors, and said controlling persons, Affiliates, selling agents, officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation.  No purchaser of Notes from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 16.      Trial by Jury.  The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and Affiliates) and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 17.     GOVERNING LAW.  THIS AGREEMENT (INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

SECTION 18.    Consent to Jurisdiction; Waiver of Immunity. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding.  Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 19.    TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 20.      Integration.  This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters with respect to the subject matter hereof.

SECTION 21.     Partial Enforceability.  The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 22.      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via electronic mail (including in portable document format (.pdf) or any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

SECTION 23.      Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature pages follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters and the Company in accordance with its terms.

Very truly yours,

DICK’S SPORTING GOODS, INC.

By	/s/ Navdeep Gupta
Name:	Navdeep Gupta
Title:	Executive Vice President,
Chief Financial Officer

CONFIRMED AND ACCEPTED,

as of the date first above written:

BOFA SECURITIES, INC.

By	/s/ Christopher Cote
Name:	Christopher Cote
Title:	Managing Director

PNC CAPITAL MARKETS LLC

By	/s/ Valerie Shadeck
Name:	Valerie Shadeck
Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By	/s/ Carolyn Hurley
Name:	Carolyn Hurley
Title:	Managing Director

Each for itself and as a Representative of the other Underwriters named in Schedule A hereto.

SCHEDULE A

Name of Underwriter	Principal Amount of 2036 Notes to be Purchased	Principal Amount of 2056 Notes to be Purchased

BofA Securities, Inc.	$120,000,000	$180,000,000
Wells Fargo Securities, LLC	$92,000,000	$138,000,000
PNC Capital Markets LLC	$64,000,000	$96,000,000
U.S. Bancorp Investments, Inc.	$40,000,000	$60,000,000
Goldman Sachs & Co. LLC.	$20,000,000	$30,000,000
TD Securities (USA) LLC	$20,000,000	$30,000,000
Truist Securities, Inc.	$20,000,000	$30,000,000
Capital One Securities, Inc.	$16,000,000	$24,000,000
Citizens JMP Securities, LLC	$4,000,000	$6,000,000
HSBC Securities (USA) Inc.	$4,000,000	$6,000,000
Total	$400,000,000	$600,000,000

SCHEDULE B

Filed pursuant to Rule 433
Registration No. 333-299029

Final Term Sheet

DICK’S Sporting Goods, Inc.

Pricing Term Sheet

September 22, 2026

$400,000,000 6.200% Senior Notes due 2036

$600,000,000 6.900% Senior Notes due 2056

Issuer:	DICK’S Sporting Goods, Inc.

Ticker / Exchange for Common Stock:	DKS / New York Stock Exchange (“NYSE”)

Ratings*:	[INTENTIONALLY OMITTED]

Trade Date:	September 22, 2026

Settlement Date:
September 25, 2026 (T+3), Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day before the delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of the Notes who wish to trade the Notes prior to the business day before the delivery of the Notes should consult their own advisors.

Notes:	6.200% senior notes due 2036(the “2036 Notes”)	6.900% senior notes due 2056 (the “2056 Notes”)

Principal Amount:	$400,000,000 aggregate principal amount of the 2036 Notes	$600,000,000 aggregate principal amount of the 2056 Notes

Price to Public:	99.853% of the principal amount of the 2036 Notes, plus accrued interest thereon, if any, from the Settlement Date	99.962% of the principal amount of the 2056 Notes, plus accrued interest thereon, if any, from the Settlement Date

Maturity:	September 25, 2036, unless earlier repurchased or redeemed	September 25, 2056, unless earlier repurchased or redeemed

Coupon (Interest Rate):	6.200%	6.900%

Yield to Maturity:	6.220%	6.903%
Spread to Benchmark Treasury:	+125 basis points	+160 basis points

Benchmark Treasury:	4.625% due August 15, 2036	5.000% due May 15, 2056

Benchmark Treasury Price and Yield:	97-10+; 4.970%	95-15+; 5.303%

Interest Payment Dates:	Semi-annually on March 25 and September 25 of each year, commencing on March 25, 2027.	Semi-annually on March 25 and September 25 of each year, commencing on March 25, 2027.

Optional Redemption:	Prior to June 25, 2036, make-whole call at T+20 bps; par call on and after June 25, 2036.	Prior to March 25, 2056, make-whole call at T+25 bps; par call on and after March 25, 2056.

Change of Control:
If a change of control triggering event occurs, we will be required to make an offer to purchase the 2036 Notes at a purchase price equal to 101% of the principal amount of the 2036 Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

If a change of control triggering event occurs, we will be required to make an offer to purchase the 2056 Notes at a purchase price equal to 101% of the principal amount of the 2056 Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360	30/360

CUSIP Number:	253393 AK8	253393 AL6

ISIN Number:	US253393AK89	US253393AL62

Book-Running Managers:	BofA Securities, Inc. Wells Fargo Securities, LLC PNC Capital Markets LLC U.S. Bancorp Investments, Inc. Goldman Sachs & Co. LLC

Senior Co-Managers:	TD Securities (USA) LLC Truist Securities, Inc. Capital One Securities, Inc.

Co-Managers:	Citizens JMP Securities, LLC HSBC Securities (USA) Inc.
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and a prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, BofA Securities, Inc. can arrange to send you the prospectus if you request it by calling or e-mailing BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com, PNC Capital Markets LLC can do so if you request it by calling or e-mailing PNC Capital Markets LLC at 1-855-881-0697 or pnccmprospectus@pnc.com or Wells Fargo Securities, LLC can do so if you request it by calling or e-mailing Wells Fargo Securities, LLC at 1-800-645-3751 or wfscustomerservice@wellsfargo.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE C

Issuer Written Information

Investor Presentation dated September 2026